REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To Western Pacific Airlines, Inc.:

We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Western Pacific Airlines, Inc. and subsidiaries as of December 31, 1996 and 1995 and for the years then ended and for the period from inception (April 12, 1994) to December 31, 1994 and have issued our report thereon dated April 4,1997.

Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in the index of the financial statements is presented for the purpose of complying with the Securities and Exchange Commission's rules and is not a required part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in our audits of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                         ARTHUR ANDERSEN LLP

Phoenix, Arizona,
April 4,1997.